NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CAPITAL PROGRAM

AND GUIDANCE FOR 2012

Company Provides Update on New Ventures Activities

Houston, Texas – December 19, 2011...Southwestern Energy Company (NYSE: SWN) today announced its planned capital investment program and guidance for 2012. The company’s total capital investment program in 2012 is planned to be approximately $2.3 billion, compared to approximately $2.1 billion in 2011. The company’s 2012 capital program includes approximately $2.0 billion for its exploration and production segment, $210 million for its midstream segment and $90 million for corporate purposes.

“I am excited about what lies ahead for Southwestern Energy in 2012. Our low-cost operations and financial flexibility, along with our significant positions in two world-class shale plays and our drilling in several New Ventures plays, give us the ability to create significant value for our stockholders,” stated Steve Mueller, President and Chief Executive Officer of Southwestern Energy.

“Our 2012 capital investments in the Fayetteville Shale will be slightly lower when compared to 2011, while our capital program in the Marcellus Shale in Pennsylvania will almost double and our New Ventures investments will increase due to additional exploratory drilling activities. We plan to be drilling in at least three of our New Ventures ideas during the year including the Brown Dense play in Arkansas and Louisiana, New Brunswick, Canada and a new oil play in 2012. As a result of our planned activities, our 2012 production is expected to be in a range of 570 to 580 Bcfe, which is an increase of approximately 15% compared to our expected 2011 level.”

“Our capital program is flexible and may be adjusted to correspond with significant changes in gas prices. Meanwhile, our hedges in place for 2012 provide a secure level of earnings and cash flow and our vertical integration gives us meaningful protection against higher costs in the future. Our 2012 investments are expected to be funded through cash flow and borrowings on our revolving credit facility. The combination of our best-in-class gas assets and New Venture opportunities, coupled with one of the lowest cost structures in the industry and our strong balance sheet, have us well positioned as we enter 2012,” stated Mueller.

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The following tables provide annual forecast information for 2012, as compared to projected 2011 results, for capital investments and the gross and net well counts (including wells operated by others) for each of the company’s operating areas.

	Capital Investments
	Projected 2011	Forecast 2012
	(in millions)
Fayetteville Shale Play	$ 1,320	$ 1,250
Appalachia	290	530
New Ventures	200	240
Ark-La-Tex	70	20
Midstream Services	190	210
Corporate & Other	70	90
Total Capital Investments	$ 2,140	$ 2,340

	Gross Well Count		Net Well Count
	Projected 2011	Forecast 2012	Projected 2011	Forecast 2012

Fayetteville Shale Play	632	580-590	436	370-380
Appalachia	37	80-85	36	65-70
Ark-La-Tex	10	6	5	1
New Ventures	2	8-10	2	6-8
Total Well Count	681	670-680	479	440-450

Southwestern expects to participate in approximately 670 to 680 total gross wells (580 to 590 operated) in 2012, compared to an estimated 681 total gross wells in 2011 (approximately 600 operated). The company’s 2012 net well count is expected to be approximately 440 to 450 wells compared to approximately 479 net wells in 2011.

In 2012, Southwestern plans to participate in approximately 580 to 590 gross wells in the Fayetteville Shale play, 490 to 500 of which will be operated. Nearly all of the company’s drilling in the Fayetteville Shale in 2012 will be on multi-well pads, which should result in faster drilling times and other efficiencies. The company expects that the average time to drill its operated horizontal wells to total depth from re-entry to re-entry will decrease in 2012 to approximately 7.4 days from approximately 8.0 days projected for 2011.

In the Marcellus Shale, Southwestern has increased its acreage position to approximately 181,500 net acres located in northeastern Pennsylvania. The company plans to begin the year drilling with two operated rigs and end the year with four operated rigs and plans to participate in a total of 80 to 85 gross wells, all of which will be operated. In New Ventures, the company plans to participate in up to 10 gross wells, all of which will be operated.

Of the approximate $2.0 billion E&P capital budget for 2012, $1.6 billion (or 78%) will be invested in development and exploratory drilling, $30 million in seismic and other

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geological and geophysical (G&G) expenditures, $105 million in leasehold and $340 million in capitalized interest and expenses and other equipment, facilities and technology-related expenditures.

Southwestern Issues Guidance for 2012

Southwestern is targeting total gas and oil production of 570 to 580 Bcfe, up approximately 15% over the company’s expected 2011 level. Approximately 475 to 480 Bcf of the 2012 targeted gas production is projected to come from the company’s activities in the Fayetteville Shale play, up from the 2011 projected production of approximately 433 to 435 Bcf. Approximately 60 to 65 Bcf of the 2012 targeted gas production is projected to come from the company’s activities in the Marcellus Shale, up from the 2011 projected production of approximately 20 to 22 Bcf.

As of December 19, 2011, the company had NYMEX hedges in place on notional volumes of 265.7 Bcf of its 2012 projected natural gas production hedged through fixed price swaps and collars at a weighted average floor price of $5.16 per Mcf. The company’s projected results for 2012 are as follows:

Estimated Production by Quarter in 2012

1st Quarter

2nd Quarter

3rd Quarter

4th Quarter

Full-Year 2012

Total Production (Bcfe)	134 - 136	138 - 140	145 - 148	153 - 156	570 - 580

Estimated E&P Pricing Deductions in 2012 ($ per Mcfe, except for fuel charges)
Average Basis Differential	$0.15 - $0.20
Average Transportation Charge	$0.25 - $0.30
Average Fuel Charge	0.50% - 1.00%

Estimated E&P Operating Expenses in 2012 (assumes $4.00 per Mcf gas price)
Lease Operating Expenses	$0.86 - $0.90
General & Administrative Expense	$0.29 - $0.33
Taxes, Other Than Income Taxes	$0.13 - $0.16

Other Operating Income and Expenses in 2012 (assumes $4.00 per Mcf gas price)
Midstream Operating Income ($ in millions)	$255 - $265
Net Interest Expense ($ in millions)	$26 - $28
Income Tax Rate (95% Deferred)	39.6%
Weighted Average Diluted Shares Outstanding (in millions)	350

Assuming a NYMEX commodity price of $4.00 per Mcf of gas for 2012, the company is targeting net income of $650 to $660 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) of $1,930 to $1,940 million in 2012. The company expects its operating income to approximate $1,120 to $1,130 million and its net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) to be approximately $1,950 to $1,960 million in 2012. The company has also

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provided additional price scenarios and their corresponding estimated financial results for 2012 in the table below:

NYMEX Commodity Prices	Net Income	Operating Income	Net Cash Flow (1)	EBITDA (1)
$3.50 Gas	$565 - $575 Million	$980 - $990 Million	$1,790 - $1,800 Million	$1,810 - $1,820 Million
$4.00 Gas	$650 - $660 Million	$1,120 - $1,130 Million	$1,930 - $1,940 Million	$1,950 - $1,960 Million
$4.50 Gas	$740 - $750 Million	$1,260 - $1,270 Million	$2,070 - $2,080 Million	$2,095 - $2,105 Million

(1)

Net cash provided by operating activities before changes in operating assets and liabilities (net cash flow) and EBITDA are non-GAAP measures; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

Current Update on New Ventures Activities

At December 19, 2011, Southwestern held 2,518,518 net undeveloped acres which were located in New Brunswick, Canada and approximately 1,054,000 net undeveloped acres in connection with other New Ventures prospects.

Included in the approximately 1,054,000 net acres are 500,000 net acres located in the in the Lower Smackover Brown Dense formation located in southern Arkansas and northern Louisiana. The company finished drilling its first well in late-November, the Roberson 18-19 #1-15H located in Columbia County, Arkansas. This well has a vertical depth of approximately 9,200 feet and a horizontal lateral length of approximately 3,600 feet. The well is currently being completed with results expected in the first quarter of 2012. The company has spud its second well, the Garrett 7-23-5H #1 located in Claiborne Parish, Louisiana and this well is currently drilling below 7,500 feet. This well has a planned total vertical depth of approximately 10,700 feet and the company will attempt a 6,000-foot horizontal lateral. Southwestern plans to drill additional wells to test the concept in 2012. If the company’s drilling program yields positive results, it expects that activity in the play could increase significantly over the next several years.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities (net cash flow) is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles 2012 forecasted net cash provided by operating activities before

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changes in operating assets and liabilities with 2012 forecasted net cash provided by operating activities.

2012 Guidance
NYMEX Commodity Price Assumption
	$3.50 Gas	$4.00 Gas	$4.50 Gas
	$80.00 Oil	$80.00 Oil	$80.00 Oil
($ in millions)
Net cash provided by operating activities	$1,790 - $1,800	$1,930-$1,940	$2,070-$2,080
Add back (deduct):
Assumed change in operating assets and liabilities	--	--	--
Net cash flow	$1,790 - $1,800	$1,930-$1,940	$2,070-$2,080

EBITDA is defined as net income plus interest expense, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles 2012 forecasted EBITDA with 2012 forecasted net income.

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2012 Guidance
NYMEX Commodity Price Assumption
	$3.50 Gas	$4.00 Gas	$4.50 Gas
	$80.00 Oil	$80.00 Oil	$80.00 Oil
($ in millions)
Net income attributable to SWN	$565-$575	$650-$660	$740-$750
Add back:
Provision for income taxes	370-377	426-433	485-492
Interest expense	28-30	26-28	24-26
Depreciation, depletion, and amortization	840-850	840-850	840-850
EBITDA	$1,810 - $1,820	$1,950-$1,960	$2,095-$2,105

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Vice President, Investor Relations

and Chief Financial Officer

            (281) 618-4897

(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as

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amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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